Exhibit 4.43

Termination Agreement of Current Control Documents

This Termination Agreement of Current Control Documents (this “Agreement”) is entered into as of June 13, 2016 in Beijing by and among:

Party A: Baidu Online Network Technology (Beijing) Co., Ltd., a Wholly Foreign Owned Enterprise duly organized and validly existing under the PRC laws, with its registered address at 3/F, Baidu Plaza, No. 10 Shangdi 10th Street, Haidian District, Beijing

Party B: Beijing Baidu Netcom Science Technology Co., Ltd., a limited liability company duly organized and validly existing under the PRC laws, with its registered address at 2/F, Baidu Plaza, No. 10 Shangdi 10th Street, Haidian District, Beijing

Party C: Yanhong Li, a PRC citizen, ID No.:                                                          , and

Party D: Zhan Wang, a PRC citizen, ID No.:

In this Agreement, each of the Parties above are collectively referred to as the “Parties,” and individually as a “Party.”

WHEREAS

(1)	All the Parties hereto executed an Updated Agreement to Business Operating Agreement and its Supplementary Agreement dated August 26, 2011, as attached hereto as Appendix 1 (the “Updated Agreement”);

(2)	Party A, Party C and Party D executed a Voting Proxy Agreement dated August 26, 2011, as attached hereto as Appendix 2 (the “Proxy Agreement”);

(3)	All the Parties hereto executed a Supplementary Agreement dated on September 6, 2011, as attached hereto as Appendix 3 (the “Supplementary Agreement”);

(4)

Party A, Party B and Party D executed an Amended and Restated Exclusive Equity Purchase and Transfer Option Agreement dated December 31, 2015, as attached hereto as Appendix 4 (the “Option Agreement”);

(5)	Party A and Party D executed an Amended and Restated Equity Pledge Agreement dated December 31, 2015, as attached hereto as Appendix 5 (the “Pledge Agreement”);

(6)	Party A and Party D executed an Amended and Restated Loan Agreement dated December 31, 2015, as attached hereto as Appendix 6 (the “Loan Agreement”);

All the above agreements are collectively referred as the “Current Control Documents”;

(7)

Pursuant to the Current Control Documents, Party D, as required by Party A and Party B, has transferred all of its equity interests in Party B to the permitted assigns of Party A and Party B, and agreed to pay the entire transfer price of the equity interest to Party A; and

(8)	Each Party agrees to terminate all of the current Control Documents as agreed herein.

Upon friendly consultation, the Parties agree as follows:

1.	Termination of Current Control Documents

1.1	All the Parties hereby irrevocably agree and acknowledge that the Updated Agreement shall terminate and cease to have any effect as of the date hereof.

1.2	Party A, Party C and Party D hereby irrevocably agree and acknowledge that the Proxy Agreement shall terminate and cease to have any effect as of the date hereof.

1.3	All the Parties hereby irrevocably agree and acknowledge that the Supplementary Agreement shall terminate and cease to have any effect as of the date hereof.

1.4	Party A, Party B and Party D hereby irrevocably agree and acknowledge that the Option Agreement shall terminate and cease to have any effect as of the date hereof.

1.5

Party A and Party D hereby irrevocably agree and acknowledge that the Pledge Agreement shall terminate and cease to have any effect as of the date hereof, and the Parties shall immediately apply to competent AIC to handle registration for release of the pledge.

1.6	Party A and Party D hereby irrevocably agree and acknowledge that the Loan Agreement shall terminate and cease to have any effect as of the date hereof.

1.7	As of the date hereof, each Party will cease to enjoy any of its rights under the Current Control Documents, and cease to fulfill any of its obligations under the Current Control Documents.

1.8

Each of the Parties hereby irrevocably and unconditionally waives any dispute, claim, demand, right, obligation, liability, action, contract or cause of action of any kind or nature it had, has or may have against the Other Parties hereto, arising directly or indirectly in connection with or as a result of the Current Control Documents.

1.9

Without prejudice to the generality of the above Sections 1.2 and 1.3, as of the date hereof, each of the Parties hereby waives any commitment, debt, claim, demand, obligation and liability of any sort or nature that such Party or any of its successors, heirs, assigns or estate executors had, has or may have against the other Parties hereto and their respective current and past directors, officers, employees, counsels and agents, affiliates of the forgoing persons and the respective successors and assigns of each of the foregoing, arising in connection with or as a result of the Current Control Documents, including claims and cause of action at law or equity, whether initiated or not, absolute or contingent, known or unknown.

2.	Consideration

2.1

The Parties understand the precondition for the above Article 1 to become effective is that Party D has executed relevant equity transfer document as required by Party A and Party B to transfer all of its equity interests in Party B to a transferee accepted by Party A and Party B, and agreed to pay the entire transfer price of such equity transfer to Party A (in such manner as Party D designating the transferee in writing to pay the transfer price directly to Party A’s account), and Party A has received such transfer price in full amount.

3.	Representations and Warranties

As of the date hereof, each of the Parties hereby represents and warrants to the other Parties, jointly and severally, that:

3.1

it has obtained necessary authorizations to execute this Agreement; its execution and performance of this Agreement will not constitute a conflict, limitation or breach of any law, regulation or agreement by which it is bound or affected;

3.2	this Agreement, once executed, constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with the provisions hereof; and

3.3	there are no litigations, arbitrations or legal, administrative or other proceedings or government investigations relating to the subject matters hereof.

4.	Covenants

4.1

To smoothly terminate the rights and obligations under the Current Control Documents, each party shall execute all documents and take all actions that are necessary or appropriate, actively assist the other Parties in obtaining relevant government approvals and/or registration documents and go through relevant termination procedures.

5.	Liabilities for Breach

5.1

Any Party who is in breach of this Agreements and thus renders this Agreement not performable in whole or in part shall take the liabilities for breach and indemnify the other Parties for any loss thus incurred.

6.	Confidentiality

6.1

The Parties acknowledge and confirm any oral or written materials exchanged by the Parties in connection with this Agreement are confidential. The Parties shall maintain the confidentiality of all such materials. Without the written approval by the other Parties, no Party shall disclose to any third party any relevant materials, but the following circumstances shall be excluded: (a) materials that are or will become known by the public (through no fault of the receiving party); (b) materials required to be disclosed by the applicable laws or rules; and (c) materials disclosed by each Party to its potential investors, legal or financial advisors relating the transactions contemplated by this Agreement, and such investors, legal or financial advisors shall comply with the confidentiality provisions similar to this article. The disclosure of information by the staff or consultants of any party shall be deemed as disclosure by the Party itself. This Article 6 shall survive any termination of this Agreement for any reason whatsoever.

7.	Governing Law and Dispute Resolution

7.1	The conclusion, validity, interpretation, performance, amendment and resolution of disputes hereunder shall be governed by the laws of the PRC.

7.2

All controversies, claims, disputes arising from the interpretation or performance of this Agreement, or in case of breach, termination or invalidity, shall first be resolved by the Parties through amicable consultation. In case no resolution can be reached by the Parties within thirty (30) days after either party makes a written request for dispute resolution through negotiations, either party may refer such dispute to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in accordance with CIETAC’s arbitration rules then in effect. The seat of arbitration shall be Beijing. The arbitral award shall be final and binding upon the Parties. The arbitration cost shall be decided by the arbitral award.

7.3	During the arbitration, except the matters under dispute and pending arbitration, each Party shall continue to exercise its other rights and fulfill its other obligations hereunder.

8.	Miscellaneous

8.1	This Agreement shall become effective upon signed by all the Parties.

8.2	This Agreement is made in four counterparts, one for each Party, and all counterparts shall be equally binding.

8.3	The Parties may amend or supplement this Agreement with a written agreement. Any such amendment and/or supplement is an integral part of, and shall be equally binding as this Agreement.

8.4	The invalidity of any provision hereof shall not affect the validity of the other provisions hereof.

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IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed by its duly authorized representative on its behalf as of the date first written above.

Party A:

Baidu Online Network Technology (Beijing) Co., Ltd. (stamp)

Signature:	/s/ Hailong Xiang
Name:
Title: Legal Representative

Party B:

Beijing Baidu Netcom Science Technology Co., Ltd. (stamp)

Signature:	/s/ Zhixiang Liang
Name:
Title:

Party C:

Yanhong Li

Signature:	/s/ Yanhong Li

Party D:

Zhan Wang

Signature:	/s/ Zhan Wang